Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contacts:	Art Bourgeois, Chief Financial Officer Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces Second Quarter Financial Results

Saint Paul, Minn., July 22, 2005-Image Sensing Systems, Inc. (ISS) (NASDAQ: ISNS), announced today financial results for its second quarter ended June 30, 2005.

Net income for the quarter decreased 37.7% to $610,000 ($0.16 per fully diluted share) from $979,000 ($0.26 per fully diluted share) for the comparable period in 2004, while net income for the first half of 2005 decreased 22.5% to $1,007,000 ($0.26 per fully diluted share) from $1,299,000 ($0.34 per fully diluted share) for the comparable period in 2004.

Revenues for the second quarter were $2,524,000, a 26.4% decrease from $3,428,000 for the comparable period in fiscal 2004, while revenues for the first half of 2005 were $4,651,000, a 15.5% decrease from $5,501,000 for the comparable period a year ago. Revenue from royalty income increased 8.1% to $2,102,000 from $1,944,000 in the second quarter of 2004 and increased 19.2% to $3,799,000 from $3,187,000 in the first half of 2004 and reflects the continuing success that ISS’s North American distributor is having selling the Autoscope Solo product in the United States and Canada. International sales for the second quarter of 2005 decreased 71.6% to $422,000 from $1,484,000 for the comparable quarter in 2004 and decreased 63.2% to $852,000 in the first half of fiscal 2005 from $2,314,000 in the comparable period of 2004.

The entire international sales decrease was in the Asian market where the company’s Hong Kong subsidiary was unable to repeat a large order sold in the second quarter of 2004 to a customer in Korea. In addition, transition to a new loop detection product for sale in the Asian market has been delayed due to technical issues and has greatly reduced sales of this product. In the second quarter of 2005 sales of the loop product was only $10,000 compared to over $183,000 in the second quarter of 2004 and first half sales of loop detector products totaled $14,000 compared to $540,000 in the first half of fiscal 2004.

Operating expenses for the quarter were $1,391,000, a 23.5% increase from $1,126,000 in 2004 while operating expenses for the first half of fiscal 2005 increased 17.6% to $2,659,000 from $2,262,000 in fiscal 2004, due primarily to the addition of technical and sales staff in Europe and the U.S.

Jim Murdakes, Chairman and CEO said, “There is both good news and bad news. The good news: we grew revenues in North America by 19.2% during the first half of 2005 over 2004 and 40.7% in Europe in the second quarter of 2005 compared to 2004, thus increasing market share in both areas. The bad news is the disappointing revenues from our Asian subsidiary, Flow Traffic Ltd, where we missed our revenue targets. This was caused by two factors: (1) lack of certain software features in the first release of our loop detector product, which we are in the process of correcting, and (2) we missed sales in China because of performance issues aggravated by locally purchased camera working in conjunction with our Autoscope software. Both issues are currently being addressed.”

Headquartered in St. Paul, Minnesota, Image Sensing Systems, Inc. combines expertise in image processing, hardware and software engineering, and communications to develop video vehicle detection systems for traffic management and control applications. The Autoscope vehicle detection system is the world leader in video detection for advanced traffic management systems for highways, tunnel incident detection, intersection control, and traffic data collection. The Autoscope system provides traffic managers the means to reduce roadway congestion, improve roadway planning, and improve cost efficiencies.

Safe Harbor Statement: Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; the impact of governmental laws and regulations; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-KSB for the year ended December 31, 2004.

Image Sensing Systems, Inc.
Condensed Statement of Income
(in thousands, except per share information):

	Three-Month Periods		Six-Month Periods
	Ended June 30		Ended June 30

	2005	2004	2005	2004

Revenue
Royalty income	$2,102	$1,944	$3,799	$3,187
International sales	422	1,484	852	2,314

	2,524	3,428	4,651	5,501
Cost of revenue
Royalty expense	90	83	170	141
Cost of sales	148	781	331	1,196

	238	864	501	1,337

Gross profit	2,286	2,564	4,150	4,164
Operating expenses
Selling, marketing and product support	660	597	1,325	1,219
General and administrative	386	258	706	578
Research and development	345	271	628	465

	1,391	1,126	2,659	2,262

Income from operations	895	1,438	1,491	1,902
Other income	62	11	106	24

Income before income taxes	957	1,449	1,597	1,926
Income taxes	347	470	590	627

Net income	$610	$979	$1,007	$1,299

Net income per common share
Basic	$0.17	$0.29	$.028	$0.39
Diluted	$0.16	$0.26	$.026	$0.34

Weighted average shares outstanding
Basic	3,569	3,402	3,556	3,347
Diluted	3,868	3,817	3,876	3,789

Image Sensing Systems, Inc.
Condensed Balance Sheet
(in thousands)

	June 30,	December 31,
	2005	2004

Assets
Current assets
Cash and cash equivalents	$4,382	$1,262
Investments	4,750	7,300
Receivables	2,691	2,176
Inventories	575	404
Prepaid expenses and deferred taxes	195	324

	12,593	11,466
Property and equipment, net	166	127
Goodwill and capitalized software development costs, net	1,341	1,470

	$14,100	$13,063

Liabilities and Shareowners’ Equity
Current liabilities
Accounts payable and accrued expenses	$759	$1,110
Income taxes payable	306	30

	1,065	1,140
Deferred income taxes	144	144
Shareholders’ equity	12,891	11,779

	$14,100	$13,063

Image Sensing Systems, Inc.
Condensed Statement of Cash Flows
(in thousands)

	Six-Month Periods
	Ended June 30

	2005	2004

Operating activities
Net income	$1,007	$1,299
Adjustments to reconcile net income to net cash provided by operations
Depreciation and amortization	182	166
Changes in operating assets and liabilities	(598)	(237)

Net cash provided by operating activities	591	1,228

Investing activities
Purchase of property and equipment	(93)	(56)
Sale of short-term investments	2,550	—
Purchase of callable FHLB bonds	—	1,204

Net cash provided by (used in) investing activities	2,457	(1,260)

Financing activity - proceeds from exercise of stock options	72	415

Increase in cash and cash equivalents	3,120	383
Cash and cash equivalents, beginning of period	1,262	5,384

Cash and cash equivalents, end of period	$4,382	$5,767

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